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                                                                   Exhibit 3.1.4

                             ARTICLES OF AMENDMENT

             TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        ACCESS HEALTHMAX HOLDINGS, INC.,

                             a Florida corporation


      THE UNDERSIGNED, being the President of Access HealthMax Holdings, Inc., a Florida corporation (the "Company") submits for filing the following articles of amendment to the amended and restated articles of incorporation of the Company, pursuant to Section 607.0602 of the Florida Business Corporation Act.


       1. The name of the Company in Access HealthMax Holdings, Inc., as of the date hereof, but shall be Access Health Alternatives as of the effective date of these articles of amendment.

       2. The following amendment to Article III of the Amended and Restated Articles of Incorporation of the Company was adopted by the Board of Directors of the Company on March 11, 1999; approval by the Company's shareholders was not required, in accordance with such Article.


                           ARTICLE III. CAPITAL STOCK

             The Corporation is authorized to issue 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

             The preferred stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock, adopted by the Board of Directors pursuant to the authority granted in these Amended and Restated Articles of Incorporation.

             There is declared a Series A Redeemable Convertible Preferred Stock, of which 1,400,000 shares shall be authorized to be issued, with the following preferences, limitations and rights:

                    Voting:                       none until conversion

                    Preference on liquidation:    none

                    Dividend:                     10.5% per year per share
                                                  until conversion or
                                                  redemption; payable quarterly
                                                  commencing on the six month
                                                  anniversary of the issuance of
                                                  such shares funds must be
                                                  legally available for payment.
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                        Conversion:               At the holder's election, by
                                                  written notice, at any time
                                                  from March 15, 2000 to March
                                                  14, 2002, into one share of
                                                  common stock.

                         Redemption:              By the Corporation at any
                                                  time prior to conversion, at a
                                                  redemption price of $1.44 per
                                                  share.

      3.    The effective date of this amendment is March 15, 1999.

      IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 11th day of March, 1999.


                                          ACCESS HEALTHMAX HOLDINGS, INC.

                                          /s/ DANIEL J. PAVLIK
                                          -------------------------------
                                          Daniel J. Pavlik, President